UNITED STATES

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SomaLogic, Inc.

(Name of Registrant as Specified in its Charter)

Madryn Asset Management, LP

Madryn Health Partners, LP

Madryn Health Partners (Cayman Master), LP

Madryn Health Advisors, LP

Madryn Health Advisors GP, LLC

Madryn Select Opportunities, LP

Madryn Select Advisors, LP

Madryn Select Advisors GP, LLC

Avinash Amin

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On December 20, 2023, Madryn Asset Management, LP (“Madryn Asset Management” and collectively with its affiliates, “Madryn”) made an update to its website, www.NoSomaLogicMerger.com, a screenshot of which is attached hereto as Exhibit 1 and incorporated herein by reference. A copy of the updated material is attached hereto as Exhibit 2 and incorporated herein by reference. Also on December 20, 2023, Skye Fund III, an investor in SomaLogic, Inc. (“SomaLogic”) issued a press release, which contained a letter to stockholders, a copy of which is attached hereto as Exhibit 3 and incorporated herein by reference.

IMPORTANT ADDITIONAL INFORMATION

Madryn Asset Management, Madryn Health Partners, LP, Madryn Health Partners (Cayman Master), LP, Madryn Health Advisors, LP, Madryn Health Advisors GP, LLC, Madryn Select Opportunities, LP, Madryn Select Advisors, LP, Madryn Select Advisors GP, LLC and Avinash Amin (collectively, the “Participants”) are participants in the solicitation of proxies from the stockholders of SomaLogic in connection with the special meeting of stockholders (the “Special Meeting”). On December 18, 2023, the Participants filed with the U.S. Securities and Exchange Commission (the “SEC”) their definitive proxy statement and accompanying GREEN Proxy Card in connection with their solicitation of proxies from the stockholders of SomaLogic for the Special Meeting. The definitive proxy statement and accompanying GREEN Proxy Card are first being disseminated to stockholders on December 22, 2023. MADRYN STRONGLY ADVISES ALL STOCKHOLDERS OF SOMALOGIC TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING GREEN PROXY CARD AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS, AS THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN SOMALOGIC, BY SECURITY HOLDINGS OR OTHERWISE. The definitive proxy statement and an accompanying GREEN Proxy Card will be furnished to some or all SomaLogic stockholders and is, along with other relevant documents, publicly available at no charge on the SEC’s website at http://www.sec.gov/. In addition, beginning December 22, 2023, the Participants will provide copies of the definitive proxy statement without charge, when available, upon request. Requests for copies should be directed to Madryn Asset Management.

2

Exhibit 1

NO SOMALOGIC MERGER A b o u t R easo n s T o Important H o w T o C o n tact M ad ry n V o te A G A IN S T Materials V o te U s Important Materials Dr. Larry Gold & Dr. Jason Cleveland Complaints filed against SomaLogic, Inc. Dec 20, 2023 DELA W ARE C OURT OF CHANCER Y Madryn’s Investor Presentation Dec 18, 2023 Madryn’s Definitive Proxy Dec 18, 2023 SEC

Madryn Asset Management Issues Presentation Detailing Why SomaLogic Shareholders Should Vote “AGAINST” the Value-Destructive and Deeply Flawed Proposed Merger with Standard BioTools Dec 18, 2023 BUSINESSWIRE Madryn Asset Management, a Top Shareholder of SomaLogic, Issues Letter Regarding Opposition to the Company’s Proposed Merger with Standard BioTools Dec 12, 2023 BUSINESSWIRE Preliminary Proxy Dec 12, 2023 SEC We Want To Hear From You Please anonymously submit your comments or concerns using the adjacent form. Note that your personal information will not be saved.

Enter your anonymous message here. S U B M IT Home About Madryn Reasons To Vote Against Important Materials How To Vote Contact Us Privacy Policy / Terms Of Use

Exhibit 2

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

DR. LARRY GOLD and	)
DR. JASON CLEVELAND, on behalf	)
of themselves and all similarly situated	)
stockholders of SomaLogic, Inc.,	)
)
Plaintiffs,	)
)
v.	)	C.A. No. 2023-1249- SG
	)	PUBLIC VERSION FILED
SOMALOGIC, INC., ELI CASDIN,	)	DECEMBER 18, 2023
TROY COX, KATHY HIBBS,	)
THOMAS CAREY, TYCHO	)
PETERSON, JASON RYAN,	)
RICHARD POST, ANNE	)
MARGULIES, ROBERT BARCHI,	)
CASDIN CAPITAL, LLC, and	)
STANDARD BIOTOOLS INC.,	)
)
Defendants.	)

VERIFIED STOCKHOLDER CLASS ACTION COMPLAINT

Plaintiffs Dr. Larry Gold and Dr. Jason Cleveland, on behalf of themselves and all similarly situated stockholders of SomaLogic, Inc. (“SomaLogic” or the “Company”), bring this Verified Stockholder Class Action Complaint (the “Complaint”) against (i) the members of the board of directors of SomaLogic—Eli Casdin, Troy Cox, Kathy Hibbs, Thomas Carey, Tycho Peterson, Jason Ryan, Richard Post, Anne Margulies, Robert Barchi (collectively, the “SomaLogic Board,” the “Board,” or the “Director Defendants”); (ii) Casdin Capital, LLC; and

(iii) Standard BioTools Inc. f/k/a Fluidigm (“Standard”). The allegations in this Complaint are made upon Plaintiffs’ knowledge as to themselves and, as to all other matters, upon information and belief, including the investigation of undersigned counsel, the review of books and records produced by the Company, and the review of publicly available information.

NATURE OF THE ACTION

1. Plaintiff Gold, the founder of SomaLogic, and Plaintiff Cleveland, SomaLogic’s Chief Technology Officer, bring this action (the “Action”) to challenge the conflicted stock-for-stock merger between the Company and Standard announced on October 4, 2023 (the “Merger” or “Proposed Merger”) and currently scheduled for a stockholder vote on January 4, 2023. SomaLogic’s Board—at the direction and behest of a controlling and conflicted fiduciary, Eli Casdin—approved the Proposed Merger of the Company with Standard. The Proposed Merger is the product of breaches of the duty of loyalty by the SomaLogic Board, which were aided and abetted by Casdin Capital, the struggling hedge fund affiliated with the Proposed Merger’s mastermind, Eli Casdin, and by Standard.

2. Serial SPAC-sponsors, Casdin and Casdin Capital, took effective control of SomaLogic via a de-SPAC transaction that closed on September 1, 2021. Casdin Capital currently owns 12.3% of SomaLogic. Casdin and Casdin Capital also control Standard, owning 50.0002% of the preferred stock or either 47.78% or

33.22%1 of the common stock on a fully diluted basis. This preferred position resulted from Casdin’s and Casdin Capital’s 2022 investment of $125 million in Standard as part of a Series B fundraise.

3. Since the de-SPAC of SomaLogic and its investment in Standard, Casdin has sought to merge Standard with SomaLogic. After two prior unsuccessful attempts and resistance by the Board and then-CEO of SomaLogic to a merger of the two companies, Casdin took matters into his own hands in March 2023. Casdin replaced the then-CEO and two independent directors who opposed the potential merger and stacked the Board with Casdin loyalists. The new Casdin loyalist directors also joined the Transaction Committee overseeing the strategic process at SomaLogic. And Casdin himself simultaneously served on both the SomaLogic and Standard transaction committees charged with considering potential strategic transactions, including while the two companies were exploring a transaction with one another.

[1]

Standard’s public disclosures report conflicting percentages for Casdin’s total holdings in the company. Standard’s last annual proxy statement reports that, as of April 18, 2023, Casdin beneficially owned 47.78% of the common shares. In the Proxy, the beneficial ownership tables report that Casdin beneficially owned 33.15% of the common shares. Nothing in the disclosures explains why Casdin’s total holdings would have decreased over that period; if anything, his holdings should have increased after he purchased additional equity and after Standard engaged in several buybacks. For purposes of this Complaint, Plaintiffs use the lower number, but Plaintiffs reserve the right to seek discovery into the actual size of Casdin’s Standard equity holdings.

4. Casdin and the reconstituted SomaLogic Transaction Committee then immediately facilitated an arranged marriage of SomaLogic and Standard. The Transaction Committee instructed the Company’s financial advisor to reach out to potentially interested parties. Standard reapproached the Company at the end of April, and by mid-May, the companies were directly discussing a potential transaction between them, all while the Transaction Committee purported to evaluate alternatives to a potential transaction with Standard. Throughout this entire process, during which Standard became the presumptive merger partner for SomaLogic, Casdin remained a shadow participant—both at the Board level and on the Transaction Committee—in evaluating potential strategic alternatives and merger partners for SomaLogic. Casdin purportedly recused himself starting on June 16, when Standard made a written proposal for a merger of the two companies, but, by then, the fix was in.

5. The ensuing negotiations were abbreviated and anemic—and resulted in terms far more favorable to Standard than to the far larger, much more financially sound SomaLogic. After Standard made its first formal offer on June 16, 2023, SomaLogic countered on August 12. The Board then accepted (without any explanation) a large drop in the merger consideration initially offered by Standard—a drop well below Standard’s offer and at a level that is unfair to SomaLogic stockholders. When SomaLogic’s stock price rebounded by late September and early October, the SomaLogic Board failed to renegotiate the exchange ratio or reconsider the Proposed Transaction’s necessity. On the contrary, the merger proxy and the books and records obtained to date make clear that the newly installed SomaLogic Board, aided and abetted by Casdin Capital and Standard, did Casdin’s bidding and simply rubber-stamped the Proposed Merger, the main purpose of which is to use the $450 million of liquidity on SomaLogic’s balance sheet to prop up Standard, which continues to burn cash at a high rate.

6. To make matters worse, the Proposed Merger would effectively deliver to Casdin and Casdin Capital a large financial benefit, in the form of senior preferred equity in SomaLogic, through the transfer to the new, combined entity of a “put right” at Standard (the “Put Right”). This Put Right allows Casdin Capital to sell up to approximately $125 million of preferred stock in a future change of control transaction. The Put Right not only ensures that Casdin and Casdin Capital are paid first, on a senior preferred basis, ahead of SomaLogic’s common stockholders in a future liquidity event; it also provides Casdin with unique leverage in any future change of control as well as broad, new negative consent rights over key corporate actions at the would-be combined company. Through the Put Right and his voting equity, Casdin essentially exercises operational control over Standard—and would exercise the same control over the would-be combined company following the Proposed Merger.

7. In addition to the deal’s conflicted, deficient process, on November 14, 2023, the Director Defendants then disseminated a materially false and misleading proxy statement2 (the “Proxy”) to stockholders.

8. The Proxy tells an incomplete story that omits, misstates, or buries key material information related to important elements of the Proposed Merger and the merger process. The most critical of these misstatements and omissions failed to adequately address:

a.	The disabling conflicts of interest afflicting the Director Defendants and the SomaLogic Board’s Transaction Committee;

b.

Casdin’s improper and decisive role in initiating, pursuing, and effectuating the Proposed Merger, including Casdin’s orchestrated replacement of SomaLogic’s CEO and two independent directors with Casdin loyalists in March 2023 (immediately before negotiations between Standard and SomaLogic allegedly began);

c.

Management’s financial projections and several, undisclosed long-range plans presented to the Board, and in particular, why and how those projections supported a merger strategy rather than SomaLogic’s continued existence as a standalone company; and

d.

The lack details regarding how and why the exchange ratio in Standard’s initial proposal cratered in the final merger agreement, and why the SomaLogic Board continued to pursue the Proposed Merger at that low exchange ratio even after the Company’s stock price rebounded.

[2]	See https://www.sec.gov/Archives/edgar/data/1837412/000110465923122894/tm2331941-1_defml4a.htm.

9. Through this Action, Plaintiffs seek to enjoin the stockholder vote and consummation of the Proposed Merger on unfair terms and pursuant to materially misleading disclosures. In the alternative, Plaintiffs seek money damages against Defendants.

THE PARTIES AND RELEVANT NON-PARTIES

A.	Plaintiffs

10. Plaintiff Dr. Larry Gold founded SomaLogic in 2000 and operated, managed and grew SomaLogic’s business over the next two decades. Dr. Gold served as Chairman of the SomaLogic Board until 2020, prior to the time the Company went public on September 1, 2021, through a merger with a special purpose acquisition company, CM Life Sciences II Inc. (the “de-SPAC Transaction”). Dr. Gold continues to be a significant stockholder and now directly owns roughly 2 million shares, or approximately 1%, of the Company’s outstanding common stock, while members of Dr. Gold’s family now own, roughly, an additional 8 million shares.

11. Plaintiff Dr. Cleveland has been a SomaLogic employee since 2016 and a common stockholder since March 2023. Dr. Cleveland became SomaLogic’s Chief Technology Officer in 2021. Prior to working at SomaLogic, Dr. Cleveland was the cofounder and later the Chief Executive Officer (“CEO”) of Asylum Research, an atomic force microscopy technology company.

B.	Individual Defendants

12. Defendant Eli Casdin is the founder and Chief Investment Officer of Defendant Casdin Capital LLC, a hedge fund holding a wide variety of investments in developing biopharmaceutical and other life sciences companies. Casdin took effective control of SomaLogic by no later than September 1, 2021, when affiliates of Casdin Capital closed a de-SPAC transaction with SomaLogic. Over the last few years. Casdin Capital’s performance has declined, with its three-year cumulative returns reportedly sinking to negative 67% since the second quarter of 2021. In 2021, the year of the SomaLogic de-SPAC Transaction, Casdin Capital’s fund value suffered a 30% decrease. In 2022, the same year that Casdin Capital invested $125 million as part of $250 million capital raise at Standard, Casdin Capital’s performance continued to fall, with its flagship fund dropping an additional 63% in just the first half of the year. Casdin Capital’s poor performance continued into 2023. A November 14, 2023 article entitled “Casdin Leads Ailing Life Sciences Fund Losses” noted that Casdin Capital was “by far the worst performer” among hedge funds investing in developmental biopharmaceuticals.3

13. Casdin joined the SomaLogic Board in September 2021 following the de-SPAC Transaction. SomaLogic’s most recent 10-Q refers to Casdin as a

[3]	https://www.institutionalinvestor.com/article/2cga172ya9j7n17bj394w/premium/casdin-leads-ailing-life-sciences-fund-losses.

“principal owner[    ]” of SomaLogic, controlling approximately 12.3% of its common stock. Casdin is a member of two of SomaLogic’s three standing Board committees: the nominating and corporate governance committee, and compensation committee.

14. Casdin is also a member of the Standard BioTools Board of Directors and is Standard’s controlling stockholder. Casdin, through Casdin Capital and its affiliates, holds a controlling interest in Standard, including all issued and outstanding Series B-1 Preferred Stock, as well as significant holdings of Standard common stock, stock options, and restricted stock units. All-in. Casdin and Casdin Capital beneficially own approximately 50% of Standard’s currently outstanding preferred stock, equivalent to 33.22% of Standard’s common stock on an as-converted basis.

15. In addition to serving, on the boards of both SomaLogic and Standard, Casdin serves on several other boards of directors, including the boards of GeneDx, Inc. (formerly, Sema4); Absci Corporation; Century Therapeutics, Inc.; Exact Sciences Corporation; and Tenaya Therapeutics, Inc. Casdin—a serial user of SPACs—has also previously served on the boards of directors for several other SPACs, including SomaLogic’s predecessor, CM Life Sciences, Inc. II; Sema4 (formerly CM Life Sciences I); and EQRx (formerly CM Life Sciences, Inc. III).

16. The following Director Defendants joined the SomaLogic Board before or as part of the de-SPAC Transaction:

17. Defendant Troy Cox served with Casdin on the board of Casdin’s SPAC company for the SomaLogic de-SPAC Transaction (CM Life Science II Inc.) since the company’s initial public offering on February 1, 2021. Cox joined SomaLogic’s Board as part of its de-SPAC. Casdin’s SPAC transferred 25,000 founder shares to Cox, and allowed him to purchase, in the de-SPAC Transaction, 166,666 private placement warrants at $1.50 per warrant and 50,000 shares of common stock. Defendant Cox also serves, alongside Defendant Hibbs, as a director of SOPHiA GENETICS SA, a client of an executive search firm owned by Defendant Carey—the Perspective Group. Defendant Cox also serves on the boards of two companies in which Casdin is an investor: Foundation Medicine (at which he also formerly served as CEO) and LetsGetChecked. On September 8, 2022, Casdin led two rounds of Series D fundraising at LetsGetChecked for $20 million.

18. Defendants Anne Margulies and Richard Post joined the SomaLogic Board in September 2019. From the de-SPAC Transaction’s closing through December 31, 2021, Defendant Margulies received a total of $506,645 in compensation for her service on the SomaLogic Board, on whose compensation committee Casdin sits. Defendant Post received a total of $522,260 in compensation over the same period. Both Defendants were renamed to the Board following the de-SPAC Transaction.

19. Defendant Robert Barchi joined the SomaLogic Board in September 2021 following the de-SPAC Transaction. Barchi’s continued compensation through his presence on SomaLogic’s Board is dependent on his loyalty to Casdin.

20. The following Director Defendants were added to the SomaLogic Board as part of a governance overhaul on March 28, 2023:

21. Defendant Jason Ryan was appointed as Chairman of the SomaLogic Board on March 28, 2023. Ryan likewise serves as executive chairman on the boards of GeneDx (a board on which Casdin also belongs) and Singular Genomics. Casdin Capital is an investor in both companies. It invested over $500,000 into Singular Genomics alone, and it took GeneDx public via another de-SPAC transaction. Ryan previously served as Chief Financial Officer and Chief Operating, Officer of Magenta Therapeutics, a publicly traded Delaware corporation in which Casdin Capital is also an investor. And Ryan likewise served as the CFO at Foundation Medicine Inc., yet another company in which Casdin invested. Ryan’s appointment to the SomaLogic Board—like other SomaLogic directors selected by Casdin—was engineered by Perspective Group, a search firm beholden to Casdin and run by another Director Defendant, Thomas Carey. Ryan was SomaLogic’s principal negotiator in the Proposed Merger.

22. Defendant Thomas Carey was appointed to the SomaLogic Board on March 28, 2023. Before joining the Board, he founded Perspective Group, an executive search firm operating within the life sciences industry. Perspective Group has close ties with Casdin Capital. For example, Casdin Capital—along with several other Casdin-backed companies, including. Tenaya Therapeutics—are key Perspective Group clients that directly and indirectly provide Carey’s firm with material compensation. Carey and Casdin served together as board members at Exact Sciences Corporation from 2017 to 2020. Casdin holds over $31 million of Exact stock.

23. Defendant Kathy Hibbs was appointed to the SomaLogic Board on March 28, 2023. Since 2014, Hibbs has served as an executive of 23andMe, a Delaware corporation in which Casdin Capital has been an investor since approximately 2015. Hibbs is currently 23andMe’s Chief Administrative Officer. In February 14, 2022, Casdin Capital held over $12 million of 23andMe stock. Casdin Capital participated in a concurrent $250 million private placement of 23andMe common stock on or around February 4, 2023. Hibbs (along, with Defendant Cox) currently sits on the board of SOPHiA GENETICS SA—also a client of Perspective Group. Hibbs appears also to have been ostensibly recommended for the SomaLogic Board by Carey’s search firm. Perspective Group. at Casdin’s behest.

24. Defendant Tycho Peterson was appointed to the SomaLogic Board on March 28, 2023. Peterson is the Chief Financial Officer of Adaptive

Biotechnologies, a corporation in which Casdin Capital has long held significant investments; Casdin Capital currently owns at least approximately $13 million of Adaptive’s equity. Peterson earned nearly $6 million in total compensation since becoming Adaptive’s CFO in June 2022. Peterson was recommended for the SomaLogic Board by Carey’s search firm, Perspective Group, at Casdin’s behest.

C.	Relevant Entities

25. Defendant SomaLogic—a publicly traded Delaware corporation headquartered in Boulder, Colorado—is a commercial-stage proteomics company. Proteomics is the study of the interactions, function, composition and structure of proteins and their cellular activities. Proteomic testing is used to monitor protein changes and biomarkers in biological samples to identify certain diseases and other conditions. Proteomics technology is important for discovery and research applications, and both the reproductibility and robustness of important clinical applications. SomaLogic has successfully developed one of the most powerful proteomics testing solutions on the market and has built an integrated proteomics database underpinned by proprietary assay technology.

26. Defendant Standard is a publicly traded Delaware corporation headquartered in California and founded in 1999. Standard’s business focuses on the manufacturing and development of biomedical research instrumentation. Following a $250 million investment from Casdin Capital and a co-investor in April

2022, Standard changed its name from Fluidigm to Standard BioTools, Inc. Standard is controlled by Casdin Capital and Eli Casdin.

JURISDICTION & VENUE

27. This Court has subject matter jurisdiction over this action under 10 Del. C. § 341.

28. This Court has personal jurisdiction over Defendants because they are Delaware corporations, Delaware business entities, or officers and directors of Delaware corporations or business entities. 10 Del. C §§ 3111, 3114 see also 8 Del. C. § 321.

FACTUAL BACKGROUND

I.	The Proposed Merger Was the Product of a Conflicted and Defective Process Resulting from Breaches of the Director Defendants’ Fiduciary Duties

A.	Casdin Invests in SomaLogic via a de-SPAC Transaction in September 2021 and Immediately Begins Searching for a Business Combination

29. Casdin Capital is a serial SPAC sponsor, launching at least three SPACs and exiting via de-SPAC transactions, including the de-SPACs of Sema4 (formerly CM Life Sciences I) and EQRx (formerly CM Life Sciences, Inc. III).

30. Casdin and Casdin Capital similarly orchestrated SomaLogic’s SPAC and de-SPAC transactions. SomaLogic completed its de-SPAC Transaction with Casdin-sponsored CM Life Sciences II Inc. on September 1, 2021. At the time of the de-SPAC Transaction, Casdin also had been serving on SomaLogic’s Board, a position he had held since December 2020, when Casdin Capital led a Series A capital raise for SomaLogic.

31. Following SomaLogic’s de-SPAC transactions, the Board of SomaLogic underwent several significant changes. In what would quickly become a pattern for Casdin-controlled SomaLogic, Casdin installed four new directors closely connected to him: Defendant Cox—a frequent director of Casdin-backed firms, see supra, ¶ 17—and non-parties Kevin Conroy (Chairman and CEO of Exact Sciences. a company in which Casdin has invested), Stephen Quake (co-founder of Standard f/k/a Fluidigm), and Ted Meisel. Plaintiff Gold was pressured by the Casdin-controlled Board to step down as a director after Casdin made his initial investment in 2020, despite Gold’s significant SomaLogic stock holdings and his status as the Company’s founder. After Casdin’s revamp of the SomaLogic Board, only four directors remained from the pre-de-SPAC Board: SomaLogic’s then-CEO Dr. Roy Smythe and Charles Lillis—whose subsequent departures on March 28, 2023. would also be orchestrated by Casdin—as well as Defendants Post and Margulies.

32. In connection with the de-SPAC Transaction, Casdin expressed strong optimism about SomaLogic’s potential. At closing, Casdin told stockholders that the transaction would “super-charge [the Company’s] already dominant platform and pipeline of commercial offerings,” and that SomaLogic was “a huge untapped opportunity set and a next frontier for drug discovery, research, and diagnostics."4

33. Despite these bullish sentiments about SomaLogic’s prospects, Casdin and the Board swiftly tasked a “Transaction Committee” with reviewing “potential strategic opportunities,” including financing alternatives and potential business combinations for SomaLogic. Casdin was the key member of that Transaction Committee.

B.	Casdin Invests in Standard

34. On August 30, 2021, two days before the SomaLogic de-SPAC closed, Casdin Capital and Standard (then Fluidigm) entered into a written indication of interest. On January 23, 2022, Fluidigm announced that its board of directors had unanimously approved a $250 million investment by Casdin Capital and another co-investor (“Co-Investor A”) and that the Company would change its name to Standard Biotools, Inc.

35. Casdin Capital and Co-Investor A closed their investment on April 4, 2022, with Casdin Capital holding $125 million of Standard’s preferred stock.

36. Co-Investor A received Series B-2 preferred stock in the deal, but Casdin Capital conditioned its own investment on the receipt of Series B-1 shares.

[4]	See Press Release, dated September 1, 2021: https://investors.somalogic.com/news-releases/news-release-details/somalogic-closes-business-combination-and-will-begin-trading.

Those shares gave Casdin and Casdin Capital the right to consent to key corporate and business actions (including, any merger). The actions subject to this consent right include (1) any decision to increase the number of directors on the Standard board beyond seven; (2) the hiring, promotion, demotion, or termination of the Standard CEO; (3) entering, into or modifying (including by waiver) any transaction agreement or arrangement with any Company executive, director or director’s Affiliate. and any person holding 5% or more of the outstanding Common Stock; (4) any voluntary petition under any applicable bankruptcy or insolvency law: (5) any change in the principal business of Standard; and (6) most relevant to this Action, a veto right over any merger, including the Proposed Merger. until April 1, 2025, so long as Casdin holds greater than 7.5% of the common shares.

37. The would-be combined company resulting from the Proposed Merger will be saddled with these same obligations to Casdin and Casdin Capital.

38. Worse, Casdin Capital’s Series B-1 shares allow Casdin and his firm, in any future change-of-control transaction, to be cashed out of their full investment as a liquidation preference via a Put Right before Standard common stockholders would see a penny. In addition to providing Casdin with senior preferred economics, the Put Right also effectively gives Casdin the right to veto any transaction that does not benefit him, even long after his formal veto rights expire in 2025. On an as-converted basis, Casdin Capital’s preferred shares represent approximately 33.2%

of Standard’s pro forma outstanding shares, giving Casdin enormous sway over the Company.

C.	After Twice Failing to Combine Standard and SomaLogic, Casdin Reconstitutes the SomaLogic Board to Force the Proposed Merger

39. During 2022 and 2023, Casdin repeatedly used his control of both SomaLogic and Standard to push for a merger between the two. That merger has never made sense for SomaLogic and its common stockholders, with SomaLogic the much stronger, more financially stable company and Standard saddled with struggling financial performance and deteriorating liquidity.

1.	The SomaLogic Board Rejects Casdin’s First Attempt at a Combination of Standard and SomaLogic

40. In early 2022—after Standard had agreed to Casdin’s significant preferred stake, Put Rights, and control rights, but before that deal had even closed—SomaLogic and Standard entered into a mutual confidentiality agreement to explore a potential strategic transaction to combine companies. Casdin promoted a potential transaction at this time.

41. According, to the Proxy, however, these initial discussions between the companies eventually collapsed “without proposals being exchanged.”

2.	Casdin’s Second Attempt to Merge the Companies Also Fails

42. Though initial merger discussions fell apart before Casdin had effective control of both companies, he remained undeterred. Soon after securing, control of

Standard in April 2022, Casdin again began pressing both companies’ boards to seek a Standard-SomaLogic merger.

43. In May 2022—just one month after Casdin assumed significant control over Standard by closing his $125 million investment in the company—Standard formed a special advisory committee (the “Special Committee”) of the board, tasked with considering strategic opportunities for Standard. The Special Committee included Casdin as well as Standard directors Martin Madaus, Frank Witney, and Bill Colston.

44. On June 23, 2022, shortly after Casdin joined the Standard board’s Special Committee, SomaLogic’s then-CEO Smythe and Standard’s CEO Dr. Michael Egholm held an introductory call to discuss potentially exploring a combination of Standard and SomaLogic.

45. During these discussions, Casdin served simultaneously on both the Special Committee at Standard and the Transaction Committee at SomaLogic. At no time during this renewed attempt to combine the two companies did Casdin recuse himself from the process. At no time did the SomaLogic Board seek Casdin’s recusal from the process.

46. In or around November 2022, this second round of discussions between SomaLogic and Standard again ended without a transaction coming to fruition. The reason was simple: unhappily for Casdin, SomaLogic’s Board (as it was then constituted) realized the obvious—a merger with Standard was not in SomaLogic or its stockholders’ best interests.

47. Casdin reacted to the Board’s rejection of the proposed transaction by blaming then-CEO Smythe and certain Board members—including independent director Charles Lillis—for the Board’s decision. In the months following that rejection, Casdin isolated Smythe from the rest of the Board, cutting him out of Board meetings and undermining his role as CEO. Further, Casdin told Smythe that, as a result of his failure to support a merger of SomaLogic and Standard, their working business relationship was over, and that Smythe should no longer expect Casdin’s support as CEO. Effectively isolated and neutralized, in March 2023, Smythe resigned as CEO and a director, effective March 28, 2023. At the same time, Casdin also engineered the “retirement” of Lillis, an independent Board member who also declined to support a merger of SomaLogic with Standard.

3.	Casdin Packs the SomaLogic Board with New Members Loyal to Him

48. After Smythe’s and Lillis’s departures, four new directors with thick ties and loyalties to Casdin were installed on the Board. On March 28, 2023, SomaLogic announced the resignation of Smythe as Chief Executive Officer and as a member of the Board, the retirement of two independent Board members (including Lillis), and the addition of four new Board members: Defendants Carey,

Ryan, Peterson, and Hibbs—all of whom were saddled with their ties to Casdin and Casdin Capital, as detailed above at ¶¶ 21–24. SomaLogic also announced the appointment of Adam Taich as interim CEO.

49. The four new directors have longstanding relationships with Casdin. For instance, as explained in ¶ 21, Ryan—who served as SomaLogic’s lead negotiator in the Proposed Merger—serves as executive chairman of two boards for companies of which Casdin is a director, investor, or both, and Ryan previously served as a chief executive at two additional Casdin-backed companies. Similarly, as explained in ¶¶ 23–24, Hibbs and Peterson serve as chief executives and directors at other companies in which Casdin has significantly invested. And Defendant Carey’s executive search firm receives material business from Casdin and Casdin affiliates. According to the Company’s annual 2023 proxy materials, the other three directors (Ryan, Hibbs, and Peterson) were “recommended by current directors and a search firm engaged by the Company.” That search firm is the Perspective Group, the firm founded and owned by Carey.

50. Immediately upon joining the Board, three of the four new Casdin-backed directors (Defendants Ryan, Casey, and Peterson) were also appointed to serve on the SomaLogic Board’s Transaction Committee, together with Casdin and Defendant Cox—another SomaLogic Board member with thick ties to Casdin, see supra ¶ 17.

51. By this point in time, the remaining Board members knew that Casdin was attempting to replace directors and officers resistant to the proposed Standard- SomaLogic transaction with Casdin loyalists, who would give limited scrutiny or resistance to a perfunctory merger process. The remaining directors also knew of Casdin’s Board position and $125 million investment in Standard. Despite their lived experience of Casdin’s aims and their serious conflicts (including his Board roles and investments in both Standard and SomaLogic), none of the remaining directors resigned or took any actions to oppose the reformation of the Board. Indeed, all of those remaining directors agreed to stay on the SomaLogic Board despite knowing of Casdin’s conduct and conflicts.

52. At least one of the SomaLogic directors who remained post-reformation had good reason to go along with Casdin and to accede to his chosen replacement directors. Defendant Cox was also a Casdin loyalist who received significant equity (including 25,000 founder shares) in the Casdin-backed SPAC company used for SomaLogic’s de-SPAC Transaction. Cox also served on the Boards of two companies in which Casdin had made significant investments, including two Casdin-led Series D fundraising rounds at LetsGetChecked. Cox even served with one of the newly appointed Casdin loyalists (Defendant Hibbs) on the board of SOPHiA GENETICS.

D.	The Third Time’s the Charm

53. With four new directors loyal to Casdin in place, and with Smythe and two other independent directors removed from the Board, in April 2023 Casdin relaunched merger discussions between Standard and SomaLogic—for the third time in twelve months.

54. On April 28, 2023, just one month after the installation of Casdin’s handpicked Board members, Standard’s CEO, Dr. Egholm, called newly appointed interim CEO Taich to explore interest for a combination of the two companies. On information and belief, Dr. Egholm’s call was initiated at Casdin’s direction.

55. With the seed planted, on June 6, the SomaLogic Board held a meeting with its outside legal counsel, Fenwick & West LLP (“Fenwick”), together with advisors from Boston Consulting Group (“BCG”) and SomaLogic’s financial advisor. The meeting was so essential to Casdin’s merger hopes that he flew several SomaLogic Board members on his private jet to the meeting in Colorado. The Board meeting minutes reveal that Casdin attended the entirety of the meeting.

56. According to the Proxy, once at the meeting, attendees discussed SomaLogic’s long-range financial projections and plan. The Board’s discussion touched on “challenges to SomaLogic’s growth and profitability resulting from its current lack of scale” and its “dependence on its proteomics analysis platform.”

57. The SomaLogic Board’s newfound bearish outlook is directly at odds with the public statements that SomaLogic executives had consistently made during this time to SomaLogic stockholders. Only three months earlier, on May 12, 2023, Taich told investors that SomaLogic’s “balance sheet and cash position remain a key differentiator in this current market environment.”5 And Taich reported to investors in May that SomaLogic continued to be a cash-rich company that was uniquely positioned to succeed in the current market environment. SomaLogic’s revenues during this period were $20.4 million, which was “tracking in line with [SomaLogic’s] full-year outlook.”

58. Moreover, SomaLogic’s financial advisor did not believe the Company should rush to pursue any “potential M&A.” See SLGC_00000906. 6 To the contrary, according to a presentation the financial advisor made to the SomaLogic Board at the June 6 meeting, the advisor

[5]	See https://finance.yahoo.com/news/q1-2023-somalogic-inc-earnings-120335037.html.
[6]	All references to Bates numbers beginning “SLCG” point to documents produced by the Company in response to Plaintiffs’ Section 220 books-and-records demand.

                                                                                                                                                                                                                                             Id.

59. By the time of this meeting, however, Casdin’s self-serving view on the best way to address the “issues” presented by SomaLogic’s long-range plan were clear to SomaLogic’s newly-appointed Board members: a merger with Standard, and as soon as possible.

1.	Standard Submits a Bid

60. On June 16, ten days after the June 6 meeting of SomaLogic’s Board, Standard (through its financial advisor) delivered the terms of an all-stock business combination proposal to SomaLogic (the “June 16 Proposal”). The June 16 proposal contemplated that Standard would issue shares of its common stock to SomaLogic equity holders based on a fixed exchange ratio equal to between 1.26 and 1.52. This exchange ratio would result in post-closing ownership of approximately 36% to 40% for Standard stockholders and 60% to 64% for SomaLogic stockholders on a fully diluted basis. The implied price per share to SomaLogic stockholders represented a 0% to 20% premium based on SomaLogic’s volume weighted average price (“VWAP”).

61. On June 22, 2023, after a board meeting to consider the June 16 Proposal, SomaLogic’s financial advisors informed Standard’s financial advisors that SomaLogic would engage and explore a potential transaction with Standard.

62. On June 21—just five days after Standard’s June 16 Proposal, and a little over two weeks after SomaLogic’s Board (including Casdin) had met with its advisors to explore a transaction—the Casdin-selected members of SomaLogic’s Transaction Committee authorized SomaLogic’s financial advisor to contact Standard’s financial advisor “to facilitate exploration of a potential transaction with Standard BioTools” and to indicate to Standard’s financial advisor that “SomaLogic would need to complete diligence on Standard BioTools’ financial position and forecast, synergy expectations and other aspects of the proposed transaction.” The Transaction Committee also empowered SomaLogic’s financial advisor to engage in a substantive discussion regarding the material terms of a transaction, including the exchange ratio.

63. With Standard firmly in pole position, Casdin finally began to formally recuse himself from the discussions—but begrudgingly. According to the Proxy, “Casdin was recused from all discussions regarding the June 16 Proposal, which were conducted by the independent members of the Standard Bio Tools Board,” and he was recused from the Standard Special Committee after July 7, 2023 (emphasis added). But the Proxy is vague about exactly when Casdin recused himself on the SomaLogic side. The Proxy represents that Casdin recused himself at some unspecified point “[i]n June 2023, following the receipt of the June 16 Proposal.” But the Proxy avoids specifying the date of that recusal. Whenever the recusal actually occurred, Casdin began to recuse himself only from the SomaLogic discussions at the insistence of the Company’s General Counsel. Casdin and the Casdin-loyalists on the Transaction Committee continued to communicate, in an unauthorized manner, concerning the transaction.

64. With the Standard deal firmly on track, starting in early July 2023, the Transaction Committee launched a sham market-check, purportedly reaching out to 16 counterparties to explore interest in a potential transaction. But, by then, Casdin’s determination to pursue a merger with Standard was an open secret from the prior, failed attempts to merge. Equally well known were the replacement of CEO Smythe and the substitution of two independent directors with Casdin loyalists, Casdin’s $125 million investment in Standard, and the continued poor performance of Casdin Capital. And Casdin’s ideal result occurred: By August 11, all but four potential counterparties responded that they were not interested in a potential transaction. By September 8, the remaining four had also expressed a lack of any interest.

2.	The Multiple Undisclosed Long-Range Plans

65. On July 11, 2023, the SomaLogic Board met to further discuss Standard’s merger proposal. The Proxy indicates that, at this July 11 meeting, the Board (with Casdin present) “reviewed the SomaLogic Forecast”—a term defined by the Proxy to mean the long-range financial projections previously presented to the Board at the June 6 meeting. But the Board minutes from the July 11 meeting reveal that SomaLogic management walked the Board through a new “Proposed” long-range plan that was proposed to replace the “Prior” long-range plan—evidently the plan that was presented to the Board on June 6.

66. The SomaLogic Board thus considered a new, revised set of long-term projections at the July 11 meeting. Yet, the Proxy only discloses a single set of projections—the “SomaLogic Forecast”—and falsely represents that the Board reviewed that single set of projections at both the June 6 and July 11 meetings. The Board minutes and materials produced pursuant to 8 Del. C. § 220 reveal that that representation was false.

67. In fact, the Proxy entirely omits any details about the contents of at least one of the long-range plans considered at the June 6 or July 11 meetings in which Casdin participated and about what effect those long-range plans had on the economic foundations of the Casdin-backed Proposed Merger. The only financial projections provided in the Proxy contain financial metrics not included in the June 6 or July 11 long-range plans presented to the SomaLogic Board. Compare SLGC_00000881-82 (June 6 Long-Range Plan), with SLGC_00001018 (July 11 Long-Range Plan). The financial projections in the Proxy contain lower revenue forecasts than in the June 6 long-range plan. The financial projections in the Proxy also include higher expenses, lower EBIT, and lower free case flow forecasts than are found in the July 11 long-range plan. In any event, the Proxy omits material information concerning SomaLogic’s management projections.

3.	The SomaLogic Board Sandbags the Negotiations

68. Following the July 11 Board meeting, conversations continued regarding the proposed combination, but no other proposal was submitted until August 12, when SomaLogic submitted a renewed proposal which offered a fixed exchange ratio of 1.52. Further, the SomaLogic proposal suggested a combined board of directors, with four directors designated by SomaLogic and three by Standard, and suggested that Standard’s CEO and CFO serve as management of the combined company.

69. On August 17, Standard countered SomaLogic’s offer, with Standard now proposing a fixed exchange ratio of .8469—lower than the 1.26 to 1.52 included in Standard’s original June 16 Proposal. As for the board of directors of the combined company, Standard suggested seven members, with three directors designated by Standard (one of whom would serve as Chairperson), three directors designated by SomaLogic, three directors designated by SomaLogic, and one director designated by Casdin via the existing Series B-1 Certificate of Designations. Standard also contemplated that its CEO and CFO would serve as management of the combined company.

70. The next day, on August 18, SomaLogic informed Standard that the Company was unwilling to proceed with a transaction on those terms.

71. On August 19, Standard made a revised proposal, this time offering an exchange ratio of .9000, which was similarly rejected by SomaLogic.

72. The books and records produced by the Company pursuant to Section 220 do not reveal any attempt to negotiate against these lower exchange ratio proposals. Rather, at a meeting of the Transaction Committee on August 23, 2023, the Transaction Committee directed SomaLogic’s financial advisor not to engage in further negotiations with Standard on the basis of the August 19 proposal. The Transaction Committee reiterated this guidance at an August 25 meeting, after SomaLogic’s financial advisor presented a preliminary financial analysis of the proposal in comparison to the viability of SomaLogic on a standalone basis, and Taich presented a summary of a “hypothetical scenario for the Company’s operations in the event it remained an independent company.” SLGC_00000237.

73. But this “hypothetical scenario” was anything but hypothetical. Rather, as made clear by the Company’s Section 220 production, this “hypothetical scenario” (and subsequent iterations of it) was a separate long-range plan developed by Taich as a viable alternative to the Proposed Merger. While Plaintiffs did not produce the “summary” discussed at the August 25 Transaction Committee meeting in response to Plaintiffs’ Section 220 demand, a version of this alternative, standalone long-range plan was presented to the Transaction Committee on August 29, 2023 as a “Revised LRP”—not a mere hypothetical. See SLGC_00000643. And, as it did on August 25, the Transaction Committee “reconfirmed its desire” not to engage in further discussions with Standard following discussion of this new long-range plan. See SLGC_00000238.

74. On September 7, 2023, after Defendant Ryan conveyed to Dr. Egholm by phone that the SomaLogic Board would not accept the August 19 proposal, Dr. Egholm delivered a revised proposal providing for an exchange ratio of 1.07. The Transaction Committee met that same day to discuss the new proposal. The minutes for that meeting reflect that the Transaction Committee abandoned its prior directive not to engage in further discussions with Standard and that the Transaction Committee directed Defendant Ryan to negotiate an exchange ratio of no less than 1.07. The minutes and the Proxy offer no explanation about why a drop in the exchange ratio from 1.52 (or even 1.26) was justified. See SLGC_00000241.

75. Defendant Ryan then made a counterproposal to Standard on terms unfavorable to SomaLogic. Specifically, later on September 7, Defendant Ryan delivered a counterproposal including the following key terms that would ultimately become Proposed Merger terms: (a) a fixed exchange ratio of 1.11 shares of Standard stock for each share of SomaLogic stock, resulting in a post-closing ownership split of approximately 44% for Standard and 56% for SomaLogic on a fully diluted basis; (b) acceptance of the board composition proposed by Standard in its August 17 proposal, with the exception that the Chairperson be designated by SomaLogic instead of Standard; and (c) acceptance that Standard’s CEO and CFO serve as management of the would-be combined company.

76. On September 8, 2023, Standard’s board authorized Standard to pursue negotiations of a transaction on the terms of SomaLogic’s September 7 counterproposal.

77. Also on September 8, SomaLogic’s Board met to discuss the terms of Standard’s September 7 proposal and SomaLogic’s September 7 counter. During this meeting, Taich presented to the Board a draft “hypothetical scenario” for SomaLogic’s operations should it remain an independent company. But the description of this presentation as a “hypothetical scenario” is yet again misleading—as the books and records produced by the Company under Section 220 show, Taich presented to the Board a full set of long-range projections entertaining the viability of SomaLogic as a standalone company as an alternative to the Proposed Merger, not some hypothetical scenario. See SLGC_00000615 (presentation titled “Revised LRP Discussion”). The Proxy does not disclose the contents of this long-range plan, or why the Board ultimately decided to move forward with the conflicted merger with Standard.

78. On September 17, SomaLogic sent Standard a revised draft of the merger agreement to obtain an amendment to the Series B-1 Certificate of Designations to remove Casdin’s Put Right for any change of control transaction. But Casdin refused to waive or amend his Put Right in connection with the Proposed Merger.

79. Between September 28 and October 1, 2023, Fenwick and the SomaLogic Transaction Committee discussed whether SomaLogic could proceed with the proposed transaction without the removal of the Series B Put Right, given Casdin’s repeated refusals to surrender it. The SomaLogic Board reportedly decided that it could move forward even with the Put Rights in place in a subsequent transaction. The Board relied on Casdin Capital’s and Co-Investor A’s agreement to submit acknowledgments—the exact terms and conditions of which are unknown and undisclosed—that the Merger would not trigger those Put Rights. However, Casdin’s relatively small concession—which no reasonable merger partner in SomaLogic’s position would have failed to receive—allowed Casdin Capital and Co-Investor A to secure a critical incentive from the Director Defendants that elevated Casdin’s interests above other SomaLogic stockholders: Casdin was allowed to transfer key features of his $125 million Put Rights to the combined merged entity.

80. This concession by the Director Defendants meant that Casdin would now have key consent rights over the most important decisions involving the merged entity and that—for the first time—Casdin’s interests would take precedence over the interests of other current SomaLogic’s stockholders in a future liquidity event.

81. Despite the material detrimental impact of these key terms on SomaLogic stockholders’ interests, the Proxy does not meaningfully disclose the impact of the inclusion of Casdin’s Put Rights in the new entity, nor are there adequate disclosures of the risks to SomaLogic stockholders of receiving stock in a company burdened by the consent rights held by the Series B holders, including Casdin, much less mention what the Director Defendants considered or discussed in evaluating such risks.

82. In addition to the failure to adequately negotiate—or even disclose the significance of—Casdin’s Put Right with its concomitant consent rights, the SomaLogic Board ultimately accepted an exchange ratio much lower than the one originally offered in Standard’s indication of interest.

83. In Standard’s first formal merger offer on June 16, 2023, it proposed a fixed ratio of between 1.26 and 1.52 for SomaLogic’s shares. SomaLogic’s counteroffer on August 12, 2023, accepted the high end of that exchange-ratio range, proposing 1.52. But by September 7, 2023, the parties settled on an exchange ratio that had dropped to 1.11—a large decrease in a short period. In the final Merger agreement, the Director Defendants accepted that low 1.11 ratio—without offering a generic explanation in the Proxy for why SomaLogic stockholders lost some 40% of the consideration initially offered by Standard or why the Proposed Merger should move forward based on that decreased ratio.

84. The missing explanation is conspicuous. The exchange ratio was driven by SomaLogic’s stock price. But by late September and early October, SomaLogic’s stock price had rebounded to its June 16 levels. Thus, the rebound in the stock price should have prompted the Board to at least renegotiate for a higher exchange ratio—and to reevaluate why SomaLogic needed to merge at all. Indeed, on October 1, 2023, during a meeting of the SomaLogic Board to discuss the Proposed Merger’s material terms, SomaLogic’s financial advisor gave a presentation to the Board explaining that the exchange ratio premium associated with the 1.11 conversion had dropped by 13.6% since September 7. See SLGC_00001032. The Proxy and books and records produced by the Company in response to SomaLogic’s Section 220 demand offer no explanation for why, after the stock price rebound, the 1.11 ratio remained fair and adequate. Nor do those materials reflect any consideration by the Board of whether SomaLogic still needed to alter its prior plan to remain a standalone company.

85. Instead of renegotiating, however, the Board and Standard began moving quickly to effectuate Casdin’s Proposed Merger in late September and early

October. During this late September and October timeframe, the negotiation process became further expedited by the widespread rumors circulating among the SomaLogic Board of the impending acquisition of one of Standard’s key customers, Olink, by Thermo Fisher. The acquisition would likely mean another major hit to Standard’s revenues, as Olink’s new parent offers products that could replace those that Olink currently purchases from Standard. The Olink acquisition also meant that the long-range model used to set the relative valuations of Standard and SomaLogic in the merger overvalued Standard.

86. Nevertheless, the conflicted parties quickly forged ahead. Standard sent SomaLogic a revised draft of the merger agreement on September 20. That same day, the data room at Standard was first opened. During this abbreviated diligence period, key information about Standard often reached the data rooms late, and sometimes not at all. The Proxy fails to disclose why the data room was not timely opened, why it was only open for two weeks, and why key information was not supplied in a timely and fulsome manner.

E.	Dr. Gold and Dr. Cleveland Express Their Concerns About the Proposed Deal to the SomaLogic Board—but the Board Ignores the Concerns and Presses Ahead

87. On September 30, 2023, Plaintiffs sent the SomaLogic Board a letter outlining numerous concerns with the proposed merger between Standard and SomaLogic (the “September 30 Letter”), including many of the same concerns expressed in this Action regarding key deal terms and process points. A true and correct copy of that letter is attached to this Complaint as Exhibit A. Independently, Drs. Gold and Cleveland each sent separate emails to the Board outlining similar concerns.

88. On October 2, 2023, the SomaLogic Board met again, with members of SomaLogic senior management, SomaLogic’s financial advisor, and Fenwick in attendance. The Proxy fails to provide the details of the discussion, but the Board minutes reflect that the SomaLogic Board discussed the communications sent to the Board from Dr. Gold and Dr. Cleveland arguing that a combination between Standard and SomaLogic was not in the best interest of the stockholders of SomaLogic.

89. However, the Director Defendants ignored the concerns of the Company’s founder and Chief Technology Officer, instead moving forward to approve the terms of the merger between SomaLogic and Standard. On the morning of October 4, 2023, SomaLogic and Standard announced that they had signed a definitive agreement to combine in an all-stock merger. SomaLogic’s stock price decreased by more than 10% in the days following the Proposed Merger announcement.

90. At this time, SomaLogic and Standard had not announced a date for the stockholder vote on the Proposed Merger. Plaintiffs understood that the vote would come, and that the parties would aim to close the Proposed Merger, well after the beginning of 2024.

91. On October 24, 2023, Plaintiffs served a request to inspect certain books and records of SomaLogic pursuant to 8 Del. C. § 220 (the “Inspection Request”). The Inspection Request outlined certain of the problems with the merger process discussed in this Complaint, including Casdin’s and the Director Defendants conflicts of interest.

92. SomaLogic responded to the Inspection Request on October 31, 2023, committing to produce only “non-privileged formal board materials during the period from September 1, 2022 through October 24, 2023 relevant to the Proposed [Merger] or business combination alternatives to Standard, as well as non-privileged portions of director questionnaires concerning director independence.” SomaLogic’s response also included a draft confidentiality agreement.

93. The parties proceeded to negotiate a confidentiality agreement over the ensuing weeks, eventually executing the final agreement on December 1.

94. That same day, SomaLogic and Standard abruptly scheduled the stockholder vote on the Proposed Merger for January 4, 2024.

95. Surprised by the sudden scheduling of an imminent stockholder vote, Plaintiffs pressed for the corporate books and records that they had requested over a month previously.

96. A week later, on December 8, 2023, SomaLogic made “the first of SomaLogic’s rolling productions” in response to the Inspection Request, promising to produce “additional materials next week.” Despite having over six weeks to begin preparing the responsive production, and over one week since the parties signed the confidentiality agreement, this first “rolling” production contained only nine Board meeting minutes—encompassing a total of eighteen pages of minutes—and a single Board presentation. The presentation was entirely redacted, and the remaining documents contained unexplained, heavy redactions as well, including to key “Annexes” to the minutes. SomaLogic provided no explanation of or basis for these redactions.

97. In a letter to SomaLogic dated December 9, 2023, Plaintiffs objected to SomaLogic’s delays and deficient production. Plaintiffs also requested that, by close of business on December 12, SomaLogic produce specifically identified, additional materials covered by the First Inspection Request but not yet provided by SomaLogic.

98. SomaLogic responded in a letter dated December 10, 2023. SomaLogic reported that the Company “anticipate[d] completing [its] production” by December 12, disputed the Company’s obligation to produce three of the specific materials requested by Plaintiffs’ December 9 letter, and claimed that the redactions covered “discussions not relevant to ‘the Proposed [Merger] or business combination alternatives to Standard”’ and privileged information that the Company committed to log.

99. At 12:44 am ET today, SomaLogic finally produced 68 additional documents—the vast bulk of the Company’s responsive production—consisting of director questionnaires, minutes from additional meetings, Board presentations related to the Proposed Merger, and other formal Board materials. The Company’s production, however, still omitted any board materials predating June 6, 2023, despite the Company’s specific representation to Plaintiffs that the Company would produce Board materials dating back to October 2022.

II.	The Standard and SomaLogic Boards File a Materially Deficient and Misleading Proxy

100. In an effort to cover-up the conflicts of interest and process defects plaguing the Proposed Merger, on or around November 13, 2023, and again on December 1, 2023, the Director Defendants disseminated a materially false and misleading Proxy. In the Proxy (filed on Form S-4), the Standard and SomaLogic Boards purportedly described the “background” of the Proposed Merger. However, the Proxy is false and misleading due to numerous material misrepresentations and omissions.

A.	The Proxy Fails to Disclose the Director Defendants’ Conflicts of Interest

101. The Proxy fails to disclose a web of relationships between Casdin and the conflicted directors on the SomaLogic Board (including the conflicted directors comprising the Transaction Committee). The only mention of any potential director conflicts in the entire Proxy states as follows: “Although there were certain existing relationships between members of the SomaLogic Board and Casdin (or Casdin Capital, LLC), the SomaLogic Board did not consider any of those relationships to represent a conflict of interest with respect to the Merger.”

102. The Proxy thus fails to disclose any of the facts regarding the “certain existing relationships” between SomaLogic’s Board members and Casdin, much less the Board’s rationale for how and why such relationships did not represent a material conflict of interest for purposes of the Proposed Merger. If the existence of those “existing relationships” required disclosure, certainly the circumstances of those relationships merits disclosure.

103. Yet, the Proxy omits entirely the myriad material relationships and conflicts between the SomaLogic Board and Casdin, as discussed, supra, ¶¶ 16–24. Nearly all of the Director Defendants serve as chief executives or board members at one or more companies in which Casdin has invested—and in some cases, at one or more companies on whose board Casdin also sits. All of these directors were also recommended to SomaLogic by the same executive search firm—Perspective Group—which is owned by newly installed SomaLogic director Carey and which conducts material business with Casdin, Casdin Capital, and Casdin portfolio companies. The Proxy discloses none of these relationships and conflicts.

104. The Proxy’s claim that “the SomaLogic Board did not consider any of those relationships to represent a conflict of interest with respect to the Merger” is also false and misleading because the Board minutes and materials produced to Plaintiffs pursuant to the Inspection Request reflect no such disclosure to—or determination by—the SomaLogic Board. Indeed, with the benefit of the Board minutes and materials, it is now clear that this disclosure misleads stockholders about the absence of any actual conflict disclosure.

105. The Proxy similarly says that the Transaction Committee was formed to address certain conflicts of interest, but the Company’s Section 220 productions contain no indication that the Board discussed governance issues (including conflicts or the identity or selection of potential Transaction Committee members) in connection with the Proposed Merger.

106. Moreover, the Proxy is further materially misleading on this key point, because nearly every single director had existing, material ties to Casdin and Casdin Capital: the same directors that had the conflicted relationships purportedly determined that the relationships posed no conflicts—itself a conflict of interest.

Yet, stockholders were not apprised of any of these circumstances as part of the disclosure. And stockholders had no way of knowing that the lone purported conflict of interest disclosure missed the mark.

107. In addition, the Proxy falsely and misleadingly characterizes the SomaLogic Transaction Committee as “independent.” In fact, the Transaction Committee was not independent, because it included Defendants Cox, Ryan, and Peterson, as described above. For example, as set forth in ¶ 17, Cox has material ties to Casdin, who in turn holds major stakes in Standard and sits on Standard’s Special Committee. Most notably, Defendant Cox had received 25,000 founder shares in the Casdin-backed SPAC company used for SomaLogic’s de-SPAC Transaction—a material financial benefit that Casdin arranged for Cox. The Proxy omits this material connection between Cox and Casdin, as well as the material entanglements among Casdin, Ryan, and Peterson. Those omissions render at least misleading the Proxy’s statement that the SomaLogic Transaction Committee was independent.

108. Finally, the Proxy omits that Casdin installed these and other directors to reverse the prior Board’s and prior CEO’s unwillingness to support a combination with Standard because the proposed transaction was not in SomaLogic’s or its stockholders’ best interests. Indeed, nowhere does the Proxy disclose any prior fiduciary resistance to a combination of SomaLogic with Standard. These facts are all material for the simple reasons that each of the new directors, at the time they evaluated the Proposed Merger, were well aware of the prior CEO’s and certain former directors’ resistance to Casdin’s intentions and that each knew they had to approve the Proposed Merger with Standard or face reprisals from Casdin.

B.	The Proxy Fails to Accurately Disclose Casdin’s Involvement with the Transaction Process

109. Relatedly, the Proxy fails to adequately disclose Casdin’s involvement and influence in the SomaLogic and Standard combination—from both sides of the deal. Casdin is materially conflicted with respect to the Proposed Merger. Yet, rather than recuse himself from discussions of a strategic combination, Casdin served, during key phases of the transaction process, on each side’s board committee overseeing that process, and Casdin appears to have been in multiple key meetings discussing a potential merger between Standard and SomaLogic. For instance, the Proxy fails to disclose whether Casdin attended the June 6 meeting of SomaLogic’s Board, at which the directors discussed a possible merger, but the meeting minutes show that he did—a highly material fact given Casdin’s position on both companies’ strategic-transaction board committees. Further, Casdin was the primary force behind initiating conversations between the potential merger partners, including their respective CEOs.

C.	The Proxy Fails to Provide Any Support for the Inadequate Exchange Ratio

110. The Proxy also fails to provide any rationale for the drop in the exchange ratio between June 16 and September 7, 2023. As detailed above, see ¶¶ 82–84, Standard initially proposed an exchange ratio as high as 1.52. SomaLogic countered by proposing an exchange ratio at that level. But the parties ultimately settled on a measly 1.11 ratio—a nearly 40% drop in the consideration given to SomaLogic’s stockholders. The Proxy says nothing about the rationale for such a material drop in value; why the Board thought it made sense to continue with the transaction when SomaLogic’s stock price vis-á-vis Standard’s had dropped near an all-time low; or why the SomaLogic Board continued pursuing the Proposed Merger on these same terms even after SomaLogic’s stock price rebounded, and the exchange rate premium decreased. The omission is material given the disparity between Standard’s and SomaLogic’s relative financial positions.

D.	The Proxy Misleadingly Describes Casdin’s Put Right and Control Rights

111. The Proxy misleadingly describes the fact that Casdin and Casdin Capital, by way of their continued ownership of Series B Preferred Stock, will maintain outsized governance rights relative to their economic ownership in the combined company. Although the Proxy generally discusses how Casdin and Casdin Capital agreed that the Preferred Put Right would not be triggered by the

Proposed Combination, it provides no meaningful disclosure regarding the fact that the post-combination company will continue to be subject to the Put Right and the other consent rights held by Casdin and Casdin Capital. The Proxy glosses over these critical, highly material realities for SomaLogic’s stockholders, only saying that Casdin’s consent rights “have the ability to influence the outcome of certain matters affecting governance and capitalization of the combined company.”

112. This disclosure fails to explain the impact on stockholders of Casdin’s rights to consent (and thus veto) major corporate events, see ¶ 36—let alone Casdin’s Put Rights. Given the size of the Series B Preferred Stock position held by Casdin and Casdin Capital, the former SomaLogic stockholders will be effectively subordinated to an outsized preferred position, even though the SomaLogic stockholders currently hold shares in a company with a clean balance sheet and over $450 million in cash on hand. SomaLogic’s strong financial position is in stark relief to Standard’s, which is encumbered by a substantial amount of debt and continues to suffer from a high cash burn rate. The Proxy’s failure to adequately explain the consequences of the Put Right is a material omission.

113. Further, the Proxy fails to mention (let alone adequately describe) how Casdin and Casdin Capital’s Put Right in the combined entity, together with Casdin’s extensive control rights, makes a future liquidity event for the combined company much less likely.

114. In sum, the Proxy does not adequately disclose that Casdin and Casdin Capital’s special rights as holders of Series B Preferred Stock have the potential to impose material financial burdens on the former SomaLogic stockholders and make a future liquidity event for the post-combination company more costly and therefore less likely, as the Put Right gives Casdin and Casdin Partners disproportionate leverage in connection with any future change of control transaction.

E.	The Proxy Fails to Adequately Disclose SomaLogic’s Long-Range Financial Projections and Their Impact on the Merger

115. The Proxy also fails to disclose the existence (let alone contents) of multiple sets of long-range financial projections presented to the Board, including the Board’s financial advisor, during the Standard negotiations.

116. On July 11, 2023, the SomaLogic Board and the Board’s financial advisor met to further discuss Standard’s merger proposal. The Proxy represents that, at this July 11 meeting, with Casdin present, the Board again “reviewed the SomaLogic Forecast”—a term defined by the Proxy to mean the long-range financial projections previously discussed at the June 6 Board meeting. The Proxy later discloses a single set of long-term financial projections, though does not disclose which projections they are. Notably, Casdin attended this portion of the Board meeting.

117. The Proxy’s statement that the Board reviewed the projections from the June 6 meeting is false, or at the very least materially misleading. Plaintiffs have obtained copies of the July 11 meeting minutes through their request to inspect the Company’s books and records pursuant to the Inspection Request. Those minutes reveal that during the July 11 meeting, management in fact walked the Board through a new, “Proposed” long-range plan that would replace the “Prior” long-range plan. The July 11 minutes likewise reflect that during the June 6 meeting, Taich had previewed for the Board that management was then revising the projections discussed at that June meeting—a purported fact absent from the June minutes and Proxy. Thus, the Board considered a new, revised set of long-term projections at the July 11 meeting.

118. But the Proxy not only fails to mention these new projections, it misleadingly represents that during the July 11 meeting, the Board reviewed only the projections presented at the June 6 meeting; the July 11 minutes reveal that, to the contrary, the Board in fact reviewed an entirely new set of projections.

119. The Proxy also misleadingly describes the long-range plans for the standalone viability of the Company that were presented to the Transaction Committee and the Board at their August 29 and September 8, 2023, meetings, respectively. The Proxy describes these plans as “hypothetical scenarios”—without disclosing that the plans were in fact long-range plans for the business created by senior management to assist the Board in considering whether to move forward with the Proposed Merger. Moreover, the Proxy fails to disclose that the Board reviewed this third, entirely new set of projections geared towards demonstrating SomaLogic’s viability as a standalone company. And the Proxy does not disclose why this alternative standalone plan was not favorable to SomaLogic or why SomaLogic chose not to pursue it in favor of a proposed transaction with low consideration.

120. Finally, the Proxy crucially omits that SomaLogic’s financial advisor’s fairness opinion relied on yet another long-range plan provided to the advisor by SomaLogic’s management on September 20, 2023. See, e.g., SLGC_00000851-853,-856.

121. The Proxy omitted information material to stockholders voting on the Proposed Merger—namely, that the Board (and its financial advisor) considered multiple, undisclosed sets of projections while evaluating strategic alternatives. The Proxy failed to provide stockholders with all but the most basic information from one of these multiple sets of projections reviewed by the Board. It also fails to indicate which set is disclosed in detail, later in the Proxy, in the section titled “Summary of Certain SomaLogic Unaudited Prospective Financial Information.”

F.	The Proxy Fails to Disclose Key Information Regarding SomaLogic’s Efforts to Explore Other Offers

122. The Proxy provides a misleading account of why SomaLogic entered into a merger at all. It states that shortly after the de-SPAC Transaction, SomaLogic began “exploring strategic opportunities to scale and expand” its business. However, the Proxy is unclear why this process was necessary in the first place and why it justified a combination transaction with Standard. The Proxy instead focuses on SomaLogic’s need to scale its assay capacity and processing technology. However, this specific priority inexplicably morphed into a general imperative to diversify SomaLogic’s business and eventually to justify a combination with a distinct business like that of Standard. The Proxy says nothing about the Board’s reasons or justifications for that metamorphosis.

123. In addition, the Proxy fails to significantly consider the possibility of SomaLogic continuing as a standalone company—even though the Proposed Merger would result in a cash rich company (SomaLogic) effectively recapitalizing a liability-laden and relatively cash poor company (Standard). Despite disclosing “hypothetical scenarios” evaluating the possibility of SomaLogic remaining a standalone company, the Proxy provides only vague statements about the risks to SomaLogic or its stockholders of that approach, with little explanation of why the Board thought the Proposed Merger presented less of those risks and greater benefits to the Company than continuing as a standalone enterprise, particularly given the Proposed Merger’s abysmal exchange ratio. And of course, the Proxy completely fails to disclose that those “hypothetical scenarios,” were, in fact, management’s long term and viable plan for the Company to continue as a standalone entity rather than be forced into a shotgun marriage with Standard at Casdin’s behest.

124. Similarly, the Proxy fails to provide meaningful disclosures regarding any effort by the Board to evaluate possible minority investments in SomaLogic. The Proxy does disclose that while none of the 16 potential counterparties contacted by SomaLogic’s financial advisor expressed interest in a merger, at least two did express potential interest in a minority investment. But the Proxy makes no disclosure about whether (a) the Board evaluated and considered the possibility of a minority investment; (b) if the Board did consider that option, why SomaLogic ultimately moved away from it; (c) why a minority investment would have been an inferior strategic transaction to a merger with a much financially weaker counterparty like Standard; or (d) the potential to explore whether the entities who wished to make minority investments could be leveraged into full potential merger partners.

G.	The Proxy Fails to Disclose a Materially Inadequate and Abbreviated Due Diligence Process

125. The due diligence process for the acquisition was abbreviated and inadequate, facts the Proxy fails to disclose. While the parties had been in negotiations for months (and had even largely settled on the deal structure, terms, and consideration during that time), access to the parties’ respective data rooms only opened on September 20, 2023, and the Proposed Merger was agreed and announced only two weeks later. On information and belief, the transaction proceeded on such an expedited timeline because certain directors became aware of the process that culminated in the October 17, 2023 announcement that Thermo Fisher was acquiring Olink for $3.1 billion in cash, and feared the announcement of that deal could derail the Proposed Merger. But the Proxy fails to provide any disclosure concerning the abbreviated diligence period or why the data room was not timely opened, why it was only open for two weeks, and the fact that key information was not supplied in a timely and fulsome manner. The Proxy also fails to disclose why that expedition was necessary or in the best interests of SomaLogic’s stockholders.

H.	The Proxy Fails to Disclose Key Information About the Negotiation Process

126. As described above, the Proxy also fails to include many critical details about the parties’ negotiations.

127. For instance, the Proxy discloses that in April 2022, SomaLogic and Standard entered into a mutual confidentiality agreement to explore a potential strategic transaction to combine their companies. However, the Proxy misleadingly omits key facts such as when such discussions started, how long they lasted, and who from SomaLogic and Standard were involved. The Proxy is silent as to whether the discussions were initiated by Casdin or at his behest. The Proxy fails to disclose that even before receiving a stockholder vote to formalize his control of Standard, Casdin leveraged his control of SomaLogic to commence merger discussions that would result in the consolidation of his investments and the reinvigoration of a struggling Standard at the expense of SomaLogic’s other stockholders. According to the Proxy, these initial discussions between the companies eventually collapsed “without proposals being exchanged”—though the Proxy does not disclose when, how, or why these initial discussions ended.

128. The Proxy similarly omits any details about the June 23, 2022, call between SomaLogic’s then-CEO and Standard’s CEO. The Proxy says nothing about the nature and substance of those discussions or about whether they were held at Casdin’s request or with his participation. Casdin’s prior advocacy for the Proposed Merger and his dual and conflicting positions raise an inference that Casdin was anything but a passive observer of the conversation between the CEOs.

129. The Proxy also misleadingly omits key facts about Casdin’s active and improper participation in internal SomaLogic discussions of the Proposed Merger, as well his advocacy for a transaction in which his interests were hopelessly conflicted—and which would only come at the expense of the vast majority of SomaLogic stockholders.

130. The Proxy says nothing about what steps the SomaLogic Board took to counter Standard’s one-sided proposed terms throughout the negotiation process, particularly the proposed terms in Standard’s August 17 and September 7 proposals. For instance, the Proxy includes no disclosure of how Standard’s initial proposed exchange ratio dropped from 1.26 to 1.52 in its June 6 Proposal to 0.85 or 0.9, or why the SomaLogic Board ultimately came to accept a ratio of 1.11.

131. When discussing the second round of negotiations, the Proxy likewise notes only that around November 2022, that round again ended without a transaction coming to fruition. This pronouncement of the negotiations’ end omits several critical, highly material facts, even beyond Casdin’s improper activities: In fact, SomaLogic’s Board—as it was then constituted—rejected the proposed merger as not in the best interests of SomaLogic or its stockholders, as did SomaLogic’s then-CEO. The Proxy fails to note the Board’s reluctance to notify Casdin of their decision, the decision to have Smythe (SomaLogic’s then-CEO and a member of the Board) serve as messenger, and Casdin’s blaming of and retaliation against Smythe and certain other Board members, including independent Board member Charles Lillis, for the Board’s decision, which led to Smythe’s forced resignation and Lillis’s “retirement.” None of these key events are mentioned, much less described, in the Proxy.

CLASS ACTION ALLEGATIONS

132. Plaintiffs bring this Action individually and as a class action, pursuant to Court of Chancery Rule 23, on behalf of themselves and all other stockholders of SomaLogic Class A common stock as of October 4, 2023 (the “Class”). The Class excludes Defendants and any officer, person, firm, trust, corporation, or other entity related to, or affiliated with, Defendants as of October 4.

133. This Action is properly maintainable as a class action.

134. This class is so numerous that joinder of all members is impracticable. According to SomaLogic’s latest financial reports, as of September 30, 2023, there were 188,662,349 shares of SomaLogic Class A common stock outstanding, with 123,025,302 held by institutional holders. The remaining shares are held by thousands of public stockholders. Moreover, damages suffered by individual Class members may be small, making it overly expensive and burdensome for individual Class members to pursue redress on their own.

135. There are questions of law and fact common to all Class members, including, without limitation:

a.	Whether Defendants owed fiduciary duties to Plaintiffs and the Class;

b.	Whether Defendants breached their fiduciary duties to Plaintiffs and the Class; and

c.	Whether Plaintiffs and other Class members are entitled to equitable relief or damages as a result of Defendants’ misconduct.

136. Plaintiffs’ claims and defenses are typical of the claims and defenses of other Class members, and Plaintiffs have no interests antagonistic or adverse to the interests of the other Class members. All Class members have suffered the same harm.

137. Plaintiffs will fairly and adequately protect the interests of the Class. Plaintiffs are committed to prosecuting this Action and have retained competent counsel experienced in litigation of this nature.

138. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class, which would establish incompatible standards of conduct for Defendants. Adjudications with respect to individual Class members would, as a practical matter, be dispositive of the interest of other Class members or substantially impair or impede the interests of other Class members.

139. Defendants have acted in a manner that affects Plaintiffs and all members of the Class alike, thereby making appropriate the awarding of injunctive relief and/or corresponding declaratory relief and/or compensatory damages with respect to the Class as a whole.

140. Questions of law or fact common to the Class members predominate over any questions affecting only individual members, and a class action is superior to other available methods for fairly and efficiently adjudicating the controversy between SomaLogic’s stockholders and Defendants.

COUNT I

Breach of Fiduciary Duty

(Director Defendants)

141. Plaintiffs repeat and reallege all the allegations set forth above as if fully set forth herein.

142. The Director Defendants, as directors of SomaLogic, owe fiduciary duties of loyalty and care to the Company’s common stockholders, including an obligation to act in good faith and with candor and to make accurate and complete material disclosures to SomaLogic stockholders.

143. Defendants have breached their fiduciary duties of loyalty and care owed to the Company’s common stockholders by effecting a merger between SomaLogic and Standard to further Casdin’s interests to the detriment of SomaLogic stockholders. The Proposed Merger was initiated, structured, and timed for the benefit of Casdin to the detriment of the Company’s common stockholders. The

Board evaluated and approved the Proposed Merger through a truncated, rushed, and superficial process that was designed to rubber-stamp Casdin’s desired outcome rather than thoroughly, independently, and adequately vet the decision before the Board. Casdin—through the conflicted Director Defendants he hand-selected to join the Board and its committee considering the Proposed Merger, steered and controlled the Board’s deliberations and ultimate decision to merge with Standard.

144. The Director Defendants also breached their duty of candor by issuing the materially false and misleading Proxy. The Proxy omits and fails to disclose facts material to stockholders, including but not limited to disabling conflicts of interest afflicting the Director Defendants; Casdin’s significant and improper influence over the process, such as his involvement in key SomaLogic Board meetings and his manipulation of the Board’s membership; the full content and nature of the financial projections and long-term plans presented to the Board; the exchange ratio’s unexplained, precipitous decline from Standard’s initial proposal; the fact that Casdin’s Put Right and broad control rights make a liquidity event for the new company much less likely; the lack of any meaningful effort to explore alternative strategic options, including the possibility of remaining a separate company or exploring minority investments; the abbreviated and inadequate due diligence process; and numerous key facts about the negotiation process.

145. Furthermore, Plaintiffs were harmed by the Director Defendants’ breaches of fiduciary duty. The Proposed Merger contemplated by SomaLogic and Standard will leave SomaLogic common stockholders with equity worth far less than the equity that they currently hold, including because of the inadequate exchange ratio for SomaLogic’s shares and the significant drain that Standard will be on SomaLogic’s business. Moreover, Plaintiffs will also be damaged by virtue of being denied the highest value reasonably available for their SomaLogic shares. And the Proxy contains false and misleading disclosures or omitted material information necessary for SomaLogic’s stockholders to make an informed decision as whether to vote in favor of the Proposed Merger.

COUNT II

Aiding and Abetting Breach of Fiduciary Duty

(Casdin Capital)

146. Plaintiffs repeat and reallege each and every allegation set forth herein.

147. Casdin Capital was aware that Casdin and the other Director Defendants owed fiduciary duties to SomaLogic and its common stockholders.

148. Casdin and the other Director Defendants breached their fiduciary duties to the stockholders by committing the actions pled in Count I, supra, allegations incorporated by reference herein.

149. Casdin Capital knowingly participated in the Director Defendants’ breaches of fiduciary duties by inducing them to support the Proposed Merger through improper financial and other incentives, thereby securing their support and substantial assistance throughout the Proposed Merger negotiations, which ultimately led to the Director Defendants’ approval of the Proposed Merger.

150. Separately, Casdin Capital knowingly participated in the Director Defendants’ (including Casdin’s) breaches of their fiduciary duties of candor to the stockholders by participating in, encouraging, and substantially assisting the Director Defendants’ (including Casdin’s) dissemination of a false or misleading Proxy.

151. Directors of a Delaware corporation owe a fiduciary duty to disclose fully and fairly all material information within the board’s control when the board seeks stockholder action. The Proposed Merger required a stockholder vote to become effective. When the Board submitted the Proposed Merger for a stockholder vote, they owed a duty to the stockholders to disclose fully and fairly all material information within their control.

152. As pled above in Count I, supra, allegations incorporated by reference herein, the Director Defendants breached that disclosure duty by making a request for stockholders to vote to approve the Proposed Merger, and by making material misrepresentations or omissions in the Proxy requesting that stockholder action.

153. Pursuant to Section 5.04 of the agreement for the Proposed Merger, Casdin and Casdin Capital—through their board seats at and control over Standard—had the opportunity to review the Proxy, had an obligation to identify material misstatements or omissions in the Proxy, and failed to identify those misstatements or omissions.

154. As a result of this conduct by Casdin Capital, Plaintiffs have been and will be irreparably harmed. They will also be damaged by virtue of being denied the highest value reasonably available for their SomaLogic shares.

COUNT III

Aiding and Abetting Breach of Fiduciary Duty

(Standard)

155. Plaintiffs repeat and reallege each and every allegation set forth herein.

156. Standard was aware that its director, Casdin, owed fiduciary duties to SomaLogic and its stockholders.

157. Casdin breached his fiduciary duties to the stockholders by committing the actions pled in Count I, supra, allegations incorporated by reference herein.

158. Standard knowingly participated in Casdin’s breaches of fiduciary duties, including by its representatives providing assistance to aid Casdin’s breaches of fiduciary duty and actively seeking to capitalize on Casdin’s conflicts of interest through improper means.

159. Separately, Standard knowingly participated in the Director Defendants’ (including Casdin’s) breaches of their fiduciary duties of candor to the stockholders by participating in, encouraging, and substantially assisting the Director Defendants’ (including Casdin’s) dissemination of a false or misleading Proxy.

160. Directors of a Delaware corporation owe a fiduciary duty to disclose fully and fairly all material information within the board’s control when the board seeks stockholder action. The Proposed Merger required a stockholder vote to become effective. When the SomaLogic Board submitted the Proposed Merger for a stockholder vote, they owed a duty to the stockholders to disclose fully and fairly all material information within their control.

161. As pled above in Count I, the Director Defendants breached that disclosure duty by making a request for stockholders to vote to approve the Proposed Merger, and by making material misrepresentations or omissions in the Proxy requesting that stockholder action.

162. Pursuant to Section 5.04 of the agreement for the Proposed Merger, Standard had the opportunity to review the Proxy, had an obligation to identify material misstatements or omissions in the Proxy, and failed to identify those misstatements or omissions.

163. As a result of this conduct by Standard, Plaintiffs have been and will be irreparably harmed. They will also be damaged by virtue of being denied the highest value reasonably available for their SomaLogic shares.

PRAYER FOR RELIEF

WHEREFORE, Plaintiffs respectfully request that the Court enter an Order:

A. Granting a preliminary and permanent injunction ordering the Company and Board to disseminate a complete and accurate proxy statement that corrects the material misstatements and omissions in the current Proxy;

B. Declaring and decreeing that the Director Defendants have breached their fiduciary duties and that Casdin Capital and Standard have aided and abetted the Director Defendants’ breaches;

C. Awarding Plaintiffs their damages caused by Defendants’ wrongful conduct alleged in this Complaint;

D. Declaring and decreeing that this action is properly maintainable as a class action, and certifying Plaintiffs as class representatives and Plaintiffs’ counsel as class counsel;

E. Awarding reasonable attorneys’ fees and costs; and

F. Granting such other and further relief as this Court may find just, proper, and equitable.

/s/ E. Wade Houston
OF COUNSEL:	A. Thompson Bayliss (#4379)
E. Wade Houston (#6289)
Peter L. Welsh	Christopher Fitzpatrick Cannataro (#6621)
ROPES & GRAY LLP	ABRAMS & BAYLISS LLP
Prudential Tower	20 Montchanin Road, Suite 200
800 Boylston Street	Wilmington, DE 19807
Boston, MA 02199	(302) 778-1000
(617) 951-7000
Attorneys for Plaintiffs
Nicholas M. Berg
Ropes & Gray LLP
191 North Wacker Drive, 32nd Floor
Chicago, IL 60606
(212) 596-9000

Dated: December 13, 2023

CERTIFICATE OF SERVICE

I hereby certify that on December 18, 2023, my firm caused true and correct copies of the foregoing (i) Public Version of Verified Stockholder Class Action Complaint and (ii) Public Version of Plaintiffs’ Motion to Expedite Their Disclosure Claims to be served by File & ServeXpress upon the following counsel of record:

T. Brad Davey, Esq.

Nicholas D. Mozal, Esq.

Caneel Radinson-Blasucci, Esq.

Megan R. Thomas, Esq.

POTTER ANDERSON & CORROON LLP

Hercules Plaza, 6th Floor

1313 N. Market Street

Wilmington, DE 19801

/s/ E. Wade Houston
E. Wade Houston (#6289)

Exhibit 3

Skye Fund III Issues Letter Regarding Opposition to

SomaLogic’s Proposed Merger with Standard BioTools

Believes that the Proposed Merger Grossly Undervalues SomaLogic and Ignores its

Revolutionary Products, Considerable Cash Position, and Strong Balance Sheet

Iterates that SomaLogic can Thrive as a Standalone Enterprise and Does Not Need Standard

BioTools to Thrive

Expresses Serious Concerns with Other Aspects of the Proposed Merger, including Potential

Conflicts of Interest

BALTIMORE, Dec. 20, 2023 (GLOBE NEWSWIRE) — Skye Fund III, which together with its affiliates, owns approximately 3.4 million shares of SomaLogic, Inc., (NASDAQ: SLGC) (the “Company”) and has been an investor in the Company for 20 years, today issued an open letter to the Company’s shareholders regarding its opposition to the Company’s proposed merger (the “Proposed Merger”) with Standard BioTools Inc. (NASDAQ: LAB) and its intention to vote AGAINST the Proposed Merger at the upcoming special meeting of shareholders scheduled for January 4, 2024.

The full text of the letter is set forth below:

December 20, 2023

Dear Fellow Shareholders,

Skye Fund III and its affiliates (collectively, “Skye”) own approximately 3.4 million shares of Common Stock, $0.0001 par value, of SomaLogic, Inc. (NASDAQ: SLGC) (“SomaLogic” or the “Company”). After reviewing both the Company’s and Madryn Asset Management, LP’s (“Madryn”) proxy materials with respect to the proposed merger (the “Proposed Merger”) between the Company and Standard BioTools, Inc. (NASDAQ: LAB) (“Standard BioTools”), as well as other publicly available information, we conclude that the Proposed Merger is antithetical to the interests of SomaLogic shareholders. For this reason, explained in further detail below, we intend to vote AGAINST the Proposed Merger at the upcoming special meeting of shareholders scheduled for January 4, 2023 (the “Special Meeting”). Please note that we are not activist shareholders and have never engaged in any proxy solicitation – but feel strongly that it is our duty to speak up in this instance in the interest of the Company’s shareholders.

For 20 years I have been a Trustee at a major academic medical institution. There, I’ve engaged with several physicians, researchers, and leaders. All of them agree that proteomics is a critical part of medicine’s future and many are familiar with SomaLogic and understand its science. Further, as evidenced by our investment in SomaLogic for 20 years, we are familiar with the Company and are true believers in SomaLogic’s potential. We believe that its technology has wide application in research, drug development, and diagnostics and that much of its potential is only just now beginning to be understood.

Which brings us to our principal objection to the Proposed Merger – it grossly undervalues the potential of SomaLogic. An essential comparison is Olink Holding AB (“Olink”), a competitor that emerged a few years ago. Olink deployed technology originally developed by SomaLogic, and began introducing into European markets products similar to SomaLogic’s. While the two companies were neck-and-neck in financial results in 2021, Olink was better managed and executed better thereafter, resulting in its current revenue exceeding SomaLogic’s by more than 50%. In October of this year, Thermo Fisher Scientific Inc. announced its acquisition of Olink for $3 billion. This is all the more shocking considering customers indicated that SomaLogic’s technology is better than and preferable to Olink’s. This has been validated by Illumina, Inc. (“Illumina”), the market-dominant player in DNA assay. Illumina selected SomaLogic as its partner to bring proteomics and genomics platforms together in a major commercial partnership.

However, it isn’t just SomaLogic’s revolutionary technology but the fact that SomaLogic has a strong, debt-free balance sheet with ample cash reserves of $450 million. We believe that SomaLogic’s cash reserves are more than sufficient to develop the market for its products and pursue major commercial success. In addition, management has told shareholders that the Company can successfully operate for the next three to five years as the market develops. With that in mind, we have no doubt that SomaLogic can be successful as a standalone enterprise and that its potential to do so should, at the very least, be accounted for in SomaLogic’s valuation.

Yet, inexplicably, the Proposed Merger values SomaLogic at approximately $500 million. With cash reserves of $450 million, this means SomaLogic’s revenue stream, technology, patent portfolio, customer base, industry reputation, commercial partnerships and knowledge are being valued at around $50 million. Considering that Olink sold for $3 billion, we believe that Standard BioTools’s offer is absurdly low, manifestly unfair, and unjustified in many ways.

We also agree with Madryn that there are several other concerning issues with the Proposed Merger. These include the Company’s board of directors’ (the “Board”) questionable deliberation process, which included the involvement of current SomaLogic director Mr. Eli Casdin, who is a major shareholder of both SomaLogic and Standard BioTools, in the transaction committees of both SomaLogic and Standard BioTools until June 2023 (we also note the various ties between Mr. Casdin and other members of the Board as described in Madryn’s proxy statement).

Finally, it would be one matter if Standard BioTools was an exemplary company with a spotless balance sheet and great prospects, but Standard BioTools’ published results show flat revenue and net losses over eight years – no reason for optimism. More concerning yet, Standard BioTools brings problems that SomaLogic lacks: the burden of several layers of debt and $250 million of preferred equity (held, in part, by Mr. Casdin no less) that will take priority over our interests in a merged company. We cannot fathom how the Board seemingly reconciled both the significant upside of SomaLogic’s continuance as a standalone enterprise and the significant downsides presented by Standard BioTools balance sheet, lack of promising prospects, and lack of progress over eight years as a public company.

For all of these reasons, Skye will be voting AGAINST the Proposed Merger. We believe that it offers no operational, strategic, or financial benefit to SomaLogic shareholders. Instead, we believe that the Board should focus on enhancing shareholder value, taking advantage of the ample opportunities SomaLogic currently has as a standalone company, and evaluating any corporate combinations with the interests of all of its shareholders foremost in mind.

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Sincerely,

/s/ James T. Dresher, Jr.
James T. Dresher, Jr.
Manager

About Skye Fund III

Skye Fund III is a family investment firm that takes a long-term, value-oriented approach to investing.

Media Contact

Harold Nussenfeld, Manager

Skye Fund III

(410) 931-9050

haroldn@skyeasset.com

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